EXHIBIT 99

News Release                 InterDigital
                             Creating a Wireless World
                                        InterDigital Communications Corporation
                                        781 Third Avenue
                                        King of Prussia, PA 19406-1409

Company Contacts:
Charles "Rip" Tilden &
Susan Sutton
(610) 878-7800

FOR IMMEDIATE RELEASE
December 13, 1996

                  INTERDIGITAL ADOPTS SHAREHOLDERS RIGHTS PLAN

         King of Prussia, PA, December 13, 1996 . . . InterDigital Communications Corporation (ASE: IDC) (http:// www.interdigital.com) announced that today it has adopted, with the advice of Merrill Lynch, its investment banker, a Shareholder Rights Plan and has declared a distribution of one Right (a "Right") for each outstanding share of the Company's Common Stock and for each share of Common Stock issued by the Company thereafter and prior to the subsequent distribution date of the Rights to stockholders of record at the close of business on January 3, 1997. Prior to such subsequent distribution date, the Rights will trade with the Company's Common Stock. The Shareholder Rights Plan was not adopted in response to any offer or proposal from any third party to acquire the Company.

         The threshold for triggering subsequent distribution of the rights is 10 days following the acquisition by a non-exempt person as a result of which such person becomes the beneficial owner of 15% or more of the then outstanding shares of Company Common Stock, or 10 days following commencement of an offer to acquire 15% or more of the then outstanding shares of Company Common Stock. Beneficial ownership for purposes of the Plan generally excludes shares acquired pursuant to Company stock-based plans for employees and directors.

         Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock or at a Purchase Price of $45.00 per Right, subject to adjustment.

         The Rights are not exercisable until the subsequent distribution date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless redeemed by the Company as described below.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

         In the event that (i) the Company is the surviving corporation in a merger with an acquiring person and shares of Company Common Stock shall remain outstanding, (ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of Company Common Stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g. by means of a reverse stock split or recapitalization), then in each such case, each holder of a Right (other than those held by an acquiring person) will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Right.

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         In the event that (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than those held by an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

         A majority of the independent directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the independent directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

         Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Series B Preferred Stock that may be acquired upon the exercise of each Right should approximate the economic value of one share of Common Stock.

         InterDigital develops and markets advanced wireless telecommunications systems using proprietary digital technologies for voice and date communications. Over 275 of its UltraPhone(R) TDMA systems have been sold worldwide. InterDigital, in conjunction with Siemens AG and Samsung Electronics Co., Ltd. is developing Broadband Code Division Multiple Access(TM) (B-CDMA(TM)) technology for use in future wireless systems and products. InterDigital Technology Corporation (ITC), a subsidiary of InterDigital, holds and is the licensor of an extensive patent portfolio on TDMA and B-CDMA technologies.


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